                         EXCLUSIVE LICENSE AGREEMENT

                                   BETWEEN

                 THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

                                     AND

                       CYTOCLONAL PHARMACEUTICALS, INC.

                                     FOR

                PEPTIDE ANTIESTROGEN FOR BREAST CANCER THERAPY

                              CASE NO.  LA97-103

                              TABLE OF CONTENTS

Article No.    Title                                              Page
-----------    -----                                              ----
Recitals . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
1.   DEFINITIONS.. . . . . . . . . . . . . . . . . . . . . . . . .  2
2.   GRANT . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
3.   LICENSE ISSUE FEE . . . . . . . . . . . . . . . . . . . . . .  6
4.   ROYALTIES . . . . . . . . . . . . . . . . . . . . . . . . . .  7
5.   DUE DILIGENCE . . . . . . . . . . . . . . . . . . . . . . . . 10
6.   PROGRESS AND ROYALTY REPORTS. . . . . . . . . . . . . . . . . 11
7.   BOOKS AND RECORDS . . . . . . . . . . . . . . . . . . . . . . 13
8.   LIFE OF THE AGREEMENT . . . . . . . . . . . . . . . . . . . . 13
9.   TERMINATION BY THE REGENTS. . . . . . . . . . . . . . . . . . 14
10.  TERMINATION BY THE LICENSEE . . . . . . . . . . . . . . . . . 15
11.  DISPOSITION OF PATENT PRODUCTS ON HAND UPON TERMINATION . . . 15
12.  USE OF NAMES AND TRADEMARKS . . . . . . . . . . . . . . . . . 15
13.  LIMITED WARRANTY. . . . . . . . . . . . . . . . . . . . . . . 16
14.  PATENT PROSECUTION AND MAINTENANCE. . . . . . . . . . . . . . 17
15.  PATENT MAKING . . . . . . . . . . . . . . . . . . . . . . . . 20
16.  PATENT INFRINGEMENT . . . . . . . . . . . . . . . . . . . . . 20
17.  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . 22
18.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

19.  ASSIGNABILITY . . . . . . . . . . . . . . . . . . . . . . . . 24
20.  LATE PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . 24
21.  WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
22.  FAILURE TO PERFORM. . . . . . . . . . . . . . . . . . . . . . 25
23.  GOVERNING LAWS. . . . . . . . . . . . . . . . . . . . . . . . 25
24.  GOVERNMENT APPROVAL OR REGISTRATION . . . . . . . . . . . . . 25
25.  EXPORT CONTROL LAWS . . . . . . . . . . . . . . . . . . . . . 25
26.  FORCE MAIEURE . . . . . . . . . . . . . . . . . . . . . . . . 26
27.  CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . 26
28.  INFRINGEMENT UNDER DRUG PRICE COMPETITION ACT.. . . . . . . . 28
29.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . 29

UC Case No.  LA97-103
Print date: August 4, 1998


                          EXCLUSIVE LICENSE AGREEMENT
                                      FOR
                         CYTOCLONAL PHARMACEUTICS, INC.

     This license agreement ("Agreement") is effective this 6th day of August, 1998, by and between The Regents of the University of California ("The Regents"), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200, and Cytoclonal Pharmaceutics, Inc, ("Licensee"), a corporation, having a principal place of business at 9000 Harry Hines Blvd., Dallas, TX 75235.

                                    RECITALS

     Whereas, certain inventions, characterized as "Peptide Antiestrogen for Breast Cancer Therapy" ("Invention") were made at the University of California, Los Angeles by Dr. Richard Pietras and are claimed in Patent Rights defined below;

     Whereas, the Licensee entered into a Secrecy Agreement ("Secrecy Agreement"), effective 3-31-98 that allowed the Licensee to evaluate its interest in taking a license to the Invention;

     Whereas, the Invention was made under funding provided by UC Breast Cancer Research Program;

     Whereas, Dr.  Pietras is an employee of the University of California;

     Whereas, the Licensee is a "small entity" as defined in 37 CFR Section
1.9 and a "small-business concern" defined in 15 U.S.C.  Section 632;

     Whereas, both parties recognize that royalties due under this Agreement will be paid on pending patent applications and issued patents;

     Whereas, the Licensee requested certain rights from The Regents to commercialize the Invention; and

     Whereas, The Regents responded to the request of the Licensee by granting the following rights to the Licensee so that the products and other benefits derived from the Invention can be enjoyed by the general public.



The parties agree as follows:

1.   DEFINITIONS.

     As used in this Agreement, the following terms will have the meaning set forth below:

     1.1 "Patent Rights" means all U.S. patents and patent applications and foreign patents and patent applications assigned to The Regents, and in the case of foreign patents and patent applications those requested under Paragraph 14.4 herein, including any reissues, extensions, substitutions, continuations, divisions, and continuations-in-part applications (only to the extent, however, that claims in the continuations-in-part applications are supported in the specification of the parent patent application) based on and including any subject matter claimed in or covered by U.S. Patent Provisional Application
Serial Number [        ] entitled Peptide Antiestrogen Compositions and Methods
for Treating Breast Cancer, filed by The Regents as well as the PCT application
[                           ] filed 4-17-98 based upon the U.S.  provisional
and both of which are assigned to The Regents.

     1.2    "Patent Products" means:

               i    any kit, composition of matter, material, or product;

              ii any kit, composition of matter, material, or product to be used in a manner requiring the performance of the Patent Method; or

             iii any kit, composition of matter, material, or product produced by the Patent Method;

to the extent that the manufacture, use, or sale of such kit, composition of matter, material, or product, in a particular country, would be covered by or infringe, but for the license granted to the Licensee pursuant to this Agreement, an unexpired claim of a patent or pending claim of a patent application were it issued as a claim in a patent under Patent Rights in that country in which such patent has issued or application is pending. This definition of Patent Products also includes a service either used by the Licensee or provided by the Licensee to its customers when such service requires the practice of the Patent Method.

     1.3 "Patent Method" means any process or method covered by the claims of a patent application or patent within Patent Rights or the use or practice of which would constitute in a particular country, but for the license granted to the Licensee pursuant to this Agreement, an infringement of an unexpired claim of a patent or pending claim of a patent application were it issued as a claim in a patent within Patent Rights in that country in which the Patent Method is used or practiced.

     1.4 "Net Sales" means the gross invoice prices from the sale of Patent Products by the Licensee, an Affiliate, a Joint Venture, or a sublicensee to independent third parties for cash or other forms of consideration in accordance with generally accepted accounting principles limited to the following deductions (if not already deducted from the gross invoice price and at rates customary within the industry): (a) allowances (actually paid and limited to rejections, returns, and prompt payment and volume discounts granted to customers of Patent Products, whether in cash or Patent Products in lieu of cash); (b) freight, transport packing, insurance charges associated with transportation; and (c) taxes, tariff, or import/export duties based on sales when included in gross sales, but not value-added taxes or taxes assessed on income derived from such sales. Where the Licensee distributes Patent Products for end use to itself, an Affiliate, a Joint Venture, or a sublicensee, then such distribution will be considered a sale at the price normally charged to independent third parties, and The Regents will be entitled to collect a royalty on such sale in accordance with Article 4 (Royalties).

     1.5 "Affiliate(s)" of the Licensee means any entity which, directly or indirectly, controls the Licensee, is controlled by the Licensee, or is under common control with the Licensee ("control" for these purposes being defined as the actual, present capacity to elect a majority of the directors of such affiliate, or if not, the power to direct at least forty percent (40%) of the voting rights entitled to elect directors) provided, however, that in any country where the local law will not permit foreign equity participation of a majority, then an "Affiliate" will include any company in which the Licensee owns or controls, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law. Each reference to the Licensee herein will be meant to include its Affiliates.

     1.6 "Joint Venture" means any separate entity established pursuant to an agreement between a third party and the Licensee to constitute a vehicle for a joint venture, in which the separate entity manufactures, uses, purchases, sells, or acquires Patent Products from the Licensee. Each reference to the Licensee herein will be meant to include its Joint Venture(s).

2.   GRANT.

     2.1 Subject to the limitations set forth in this Agreement and subject to the licenses granted to the U.S. Government as set forth in the Recitals above, The Regents hereby grants to the Licensee exclusive licenses under Patent Rights to make, use, sell, offer for sale, and import Patent Products and to practice the Patent Method where Patent Rights exist.

     2.2 The licenses granted hereunder will be subject to the overriding obligations to the U.S. Government including those set forth in 35 U.S.C. 200-212 and applicable governmental implementing regulations.

     2.3 The manufacture of Patent Products and the practice of the Patent Method will be subject to applicable government importation laws and regulations of a particular country on Patent Products made outside the particular country in which such Patent Products are used or sold.

     2.4 The Regents also grants to the Licensee the right to issue sublicenses to third parties to make, use, sell, offer for sale, and import Patent Products and to practice Patent Method where Patent Rights exist, provided the Licensee retains current exclusive rights thereto under this Agreement. To the extent applicable, such sublicenses will include all of the rights of and obligations due to The Regents (and, if applicable, the United States Government) that are contained in this Agreement including
payment to The Regents of [        ] of the issue fee provided for in Article
3 (License Issue Fee) and payment of royalties at the rates provided for in
Article 4 (Royalties).

     2.5 The Licensee will notify The Regents of each sublicense granted hereunder and provide The Regents with a copy of each sublicense. The Licensee will collect and pay all fees and royalties due The Regents as set forth in Paragraphs 3.1 and 4.1 below (and guarantee all such payments due) from the sublicensees. The Licensee will require the sublicensees to provide it with progress and royalty reports in accordance with the provisions herein, and the Licensee will collect and deliver to The Regents all such reports due from the sublicensees.

     2.6 Upon termination of this Agreement for any reason, The Regents, at its sole discretion, will determine whether any or all sublicenses will be canceled or assigned to The Regents.

     2.7 Because this Agreement grants the exclusive right to use or sell the Patent Products in the United States, the Licensee acknowledges that any Patent Products embodying the Invention or produced through the use thereof will be manufactured substantially in the United States.

     2.8 Nothing in this Agreement will be deemed to limit the right of The Regents to publish any and all technical data resulting from any research performed by The Regents relating to the Invention and to make and use the Invention, Patent Product(s), Patent Method(s), and associated technology solely for educational and research purposes and for purposes not covered by this Agreement.

3.   LICENSE ISSUE FEE.

     3.1 As partial consideration for all the rights and licenses granted to the Licensee, the Licensee will pay to The Regents a license issue fee of $20,000 within 30 days after the execution of this Agreement by both parties.

     3.2 Upon issuance of a patent application under the Patent Rights, the Licensee will also pay to The Regents $25,000. This fee is nonrefundable and is not an advance against royalties.

     3.3 Licensee must pay to The Regents a license maintenance fee according to the schedule below:

               Year 1      [      ]

               Year 2      [      ]

               Year 3      [      ]

               Year 4      [      ]

               Year 5      [      ]

               Year 6      [      ]

            And thereafter

Payment of the license maintenance fee begins on the one-year anniversary date of the effective date of this Agreement and continues annually on each anniversary date of the effective date of this Agreement. The license maintenance fee will not be due and payable on any anniversary date of the effective date of this Agreement if on such date the Licensee is commercially selling Patent Products and paying an earned royalty to The Regents on the sales of such Patent Products.

     3.4 The fees set forth in Paragraphs 3.1, 3.2 and 3.3 above are non-refundable, non-creditable, and not an advance against royalties.

4.   ROYALTIES.

     4.1 As further consideration for all the rights and licenses granted to the Licensee, the Licensee and its sublicensees will pay to The Regents an
earned royalty at the rate of [       ] percent [          ] based on the Net
Sales of Patent Products.

     4.2 Paragraphs 1.1, 1.3, and 1.4 define Patent Rights, Patent Products, and Patent Method so that royalties will be payable on Patent Products and Patent Method covered by both pending patent applications and issued patents. Earned royalties will accrue in each country for the duration of Patent Rights in that country and will be payable to The Regents when Patent Products are invoiced, or if not invoiced, when delivered to a third party or to itself, an Affiliate, Joint Venture, or the sublicensee in the case where such delivery of the Patent Products to the Licensee, an Affiliate, Joint Venture, or the sublicensee is intended for end use or FOR PURPOSES OTHER THAN CLINICAL TRIALS.

     4.3 Royalties accruing to The Regents will be paid to The Regents quarterly on or before the following dates of each calendar year:

            -   February 28 for the calendar quarter ending December 31;

            -   May 31 for the calendar quarter ending March 31;

            -   August 31 for the calendar quarter ending June 30; and

            -   November 30 for the calendar quarter ending September 30.

     4.4 Each such payment will be for royalties which accrued up to the most recently completed calendar quarter of the Licensee.

     4.5 If Licensee is required to pay a non-Affiliate third party royalties with respect to a Licensed Product under agreements for patent rights which Licensee in its reasonable judgement determines are necessary to license or acquire with respect to such Licensed Product, Licensee may deduct
[     ] % from the Regents' royalty rate pursuant to Paragraph 4.1 for every
[     ] in royalty paid to such non-Affiliate third parties.  In no event will the royalties due to The Regents pursuant to Paragraph 4.1 above be
reduced to less than [        ] of the amount that would be otherwise due to
The Regents thereunder.

     Beginning in the first year of commercial sales, the Licensee will pay
to The Regents a minimum annual royalty of [            ].  This minimum
annual royalty will be paid to The Regents by February 28 of each year and will be credited against the earned royalty due and owing for the calendar year in which the minimum payment was made.

     4.6 Milestone payments will be made on each Licensed Product as indicated below. Licensee will pay to The Regents the following payments within 30 days of reaching the milestones:

            Filing of IND      [    ]

            Filing of NDA      [    ]

            FDA Approval       [    ]

     4.7 All monies due The Regents will be payable in United States funds collectible at par in San Francisco, California. When Patent Products are sold for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which such Patent Products were sold and then converted into equivalent United States funds. The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the reporting period.

     4.8 Earned royalties on sales of Patent Products occurring in any country outside the United States will not be reduced by any taxes, fees, or other charges imposed by the government of such country except those taxes, fees, and charges allowed under the provisions of Paragraph 1.4 (Net Sales). The Licensee will also be responsible for all bank transfer charges.

     4.9 Notwithstanding the provisions of Article 26 (Force Majeure), if at any time legal restrictions prevent prompt remittance of part or all royalties owed to The Regents by the Licensee with respect to any country where a Patent Product is sold or distributed, the Licensee will convert the amount owed to The Regents into United States funds and will pay The Regents directly from another source of funds for the amount impounded.

     4.10 In the event that any patent or any claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct therefrom will cease as of the date of such final decision. The Licensee will not, however, be relieved from paying any royalties that accrued before such decision or that are based on another patent or claim that has not expired or that is not involved in such decision.

     4.11 No royalties will be collected or paid hereunder to The Regents on Patent Products sold to the account of the U.S. Government. The Licensee and its sublicensee will reduce the amount charged for Patent Products distributed to the United States Government by an amount equal to the royalty for such Patent Products otherwise due The Regents as provided herein.

5.   DUE DILIGENCE.

     5.1 Upon the execution of this Agreement, Licensee must diligently proceed with the development, manufacture and sale ("Commercialization") of Licensed Products and must earnestly and diligently endeavor to market them within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands for them.

     5.2 Licensee must endeavor to obtain all necessary governmental approvals for the Commercialization of Licensed Products.

     5.3 The Regents has the right and option to terminate this Agreement if Licensee fails to perform any of the terms in this Paragraph 5.3. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

            I    Identify a lead compound by  [          ]

            II   Complete toxicity studies by [          ]

            III  File IND by [          ]

            IV   Complete Phase I clinical trials by [          ]

            V    Complete Phase 11 clinical trials by [          ]

            VI   Complete Phase III clinical trials by [          ]

            VII  Submit Product License Application by [          ]

     5.4 To exercise its right under Paragraph 5.3 to terminate this Agreement, The Regents must give Licensee written notice of the deficiency. Licensee thereafter has 60 days to cure the deficiency or request arbitration. If The Regents does not receive within 60 days either a written request for arbitration or satisfactory tangible evidence that Licensee has cured the deficiency, then The Regents may, at its option, terminate this Agreement by giving written notice to Licensee.

     5.5 Licensee has the sole discretion for making all decisions as to how to commercialize any Licensed Product.

6.   PROGRESS AND ROYALTY REPORTS.

     6.1 Beginning August 15, 1999 and semi-annually thereafter, the Licensee will submit to The Regents a progress report covering activities by the Licensee related to the development and testing of all Patent Products and the obtaining of the governmental approvals necessary for marketing them. These progress reports will be provided to The Regents to cover the progress of the research and development of the Patent Products until their first commercial sale in the United States.

     6.2 The progress reports submitted under Paragraph 6.1 will include, but not be limited to, the following topics so that The Regents may be able to determine the progress of the development of Patent Products and may also be able to determine whether or not the Licensee has met its diligence obligations set forth in Article 5 (Due Diligence) above:

     -    summary of work completed

     -    key scientific discoveries

     -    summary of work in progress

     -    current schedule of anticipated events or milestones

     -    market introduction date of Patent Products,

     - a summary of resources (dollar value) spent in the reporting period, and

     -    activities of the sublicensees, if any.

     6.3 The Licensee will also report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Patent Product(s) in each country.

     6.4 After the first commercial sale of a Patent Product, the Licensee will provide The Regents with quarterly royalty reports to The Regents on or before each February 28, May 31, August 3 1, and November 30 of each year. Each such royalty report will cover the most recently completed calendar quarter of the Licensee (October through December, January through March, April through June, and July through September) and will show:

            6.4a   the gross sales and Net Sales of Patent Products sold by
the Licensee and reported to the Licensee as sold by its sublicensees during the most recently completed calendar quarter;

            6.4b   the number of Patent Products sold or distributed by the
Licensee and reported to the Licensee as sold or distributed by its sublicensees;

            6.4c   the royalties, in U.S.  dollars, payable hereunder with
respect to Net Sales; and

            6.4d   the exchange rates used, if any.

     6.5 If no sales of Patent Products have been made during any reporting period after the first commercial sale of a Patent Product, then a statement to this effect is required.

7.   BOOKS AND RECORDS.

     7.1 The Licensee will keep books and records accurately showing all Patent Products manufactured, used, and/or sold under the terms of this Agreement. Such books and records will be preserved for at least five years after the date of the royalty payment to which they pertain and will be open to inspection by representatives or agents of The Regents at reasonable times to determine the accuracy of the books and records and to determine compliance by the Licensee with the terms of this Agreement.

     7.2 The fees and expenses of representatives of The Regents performing such an examination will be borne by The Regents. However, if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered, then the fees and expenses of these representatives will be borne by the Licensee.

8.   LIFE OF THE AGREEMENT.

     8.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force from the effective date recited on page one and will remain in effect for the life of the last-to-expire patent licensed under this Agreement, or until the last patent application licensed under this Agreement is abandoned.

     8.2 Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

            Article 7         Books and Records
            Article 11        Disposition of Patent Products on Hand Upon
                              Termination
            Article 12        Use of Names and Trademarks
            Paragraph 14.6    Patent Prosecution and Maintenance
            Article 17        Indemnification
            Article 22        Failure to Perform
            Article 27        Confidentiality

     8.3 Any termination of this Agreement shall not relieve the Licensee of its obligation to pay any monies due or owing at the time of such termination and shall not relieve any obligations, of either party to the other party, established prior to termination.

9.   TERMINATION BY THE REGENTS.

     9.1 If the Licensee should violate or fail to perform any term or covenant of this Agreement, then The Regents may give written notice of such default ("Notice of Default") to the Licensee. If the Licensee should fail to repair such default within 60 days after the date of such notice takes effect, The Regents will have the right to terminate this Agreement and the licenses herein by a second written notice ("Notice of Termination") to the Licensee. If a Notice of Termination is sent to the Licensee, this Agreement will automatically terminate on the date such notice takes effect. Such termination will not relieve the Licensee of its obligation to pay any royalty or license fees owing at the time of such termination and will not impair any accrued right of The Regents. These notices will be subject to Article 18 (Notices).

10.  TERMINATION BY THE LICENSEE.

     10.1 The Licensee will have the right at any time to terminate this Agreement in whole or as to any portion of Patent Rights by giving notice in writing to The Regents. Such Notice of Termination will be subject to
Article 18 (Notices) and termination of this Agreement will be effective 60 days after the effective date thereof.

     10.2 Any termination pursuant to the above paragraph will not relieve the Licensee of any obligation or liability accrued hereunder prior to such termination or rescind anything done by the Licensee or any payments made to The Regents hereunder prior to the time such termination becomes effective, and such termination will not affect in any manner any rights of The Regents arising under this Agreement prior to such termination. Such termination will not relieve the Licensee of its obligation to pay any fees or royalties owing at the time of such termination and will not impair any accrued right of The Regents.

11.  DISPOSITION OF PATENT PRODUCTS ON HAND UPON TERMINATION.

     11.1 Upon termination of this Agreement, the Licensee will have the privilege of selling of all previously made or partially made Patent Products, but no more, within a period of 120 days, provided, however, that the sale of such Patent Products will be subject to the terms of this Agreement including, but not limited to the payment of royalties based on the Net Sales of Patent Products at the rates and at the times provided herein and the rendering of reports in connection therewith.

12.  USE OF NAMES AND TRADEMARKS.

     12.1 Nothing contained in this Agreement will be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto by the other (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law or consented to in writing by the Executive Director, Office of Technology Transfer of The Regents, the use by the Licensee of the name "The Regents of the University of California" or the name of any campus of the University of California for use in advertising, publicity, or other promotional activities is expressly prohibited.

     12.2 It is understood that The Regents will be free to release to the inventors and senior administrative officials employed by The Regents the terms of this Agreement upon their request. If such release is made, The Regents will request that such terms will be kept in confidence in accordance with the provisions of Article 27 (Confidentiality) and not be disclosed to others. It is further understood that should a third party inquire whether a license to Patent Rights is available, The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2 (Grant) to such third party, but will not disclose the name of the Licensee, except where The Regents is required to release such information under either the California Public Records Act or other applicable law.

13.  LIMITED WARRANTY.

     13.1 The Regents warrants to the Licensee that it has the lawful right to grant this license.

     13.2 This license and the associated Invention, Patent Rights, Patent Products, and Patent Methods are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE INVENTION,

PATENT RIGHTS, PATENT PRODUCTS, OR PATENT METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

     13.3 IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION, PATENT RIGHTS, PATENT METHOD, OR PATENT PRODUCTS.

     13.4   Nothing in this Agreement will be construed as:

            13.4a   a warranty or representation by The Regents as to the
validity, enforceability, or scope of any Patent Rights; or

            13.4b   a warranty or representation that anything made, used,
sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

            13.4c   an obligation to bring or prosecute actions or suits
against third parties for patent infringement except as provided in
Article 16. (Patent Infringement); or

            13.4d   conferring by implication, estoppel, or otherwise any
license or rights under any patents of The Regents other than Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Patent Rights; or

            13.4e   an obligation to furnish any know-how not provided in
Patent Rights or Patent Products.

14.  PATENT PROSECUTION AND MAINTENANCE.

     14.1 The Regents will diligently prosecute and maintain the United States and foreign patents comprising Patent Rights using counsel of its choice. The Regents will promptly provide the Licensee with copies of all relevant documentation so that the Licensee may be currently and promptly informed and apprised of the continuing prosecution, and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if the Licensee has not commented upon such documentation prior to the initial deadline for filing a response with the relevant government patent office or The Regents must act to preserve Patent Rights, The Regents will be free to respond appropriately without consideration of comments by the Licensee, if any. Both parties hereto will keep this documentation in confidence in accordance with the provisions of Article 27 (Confidentiality) herein. Counsel for The Regents will take instructions only from The Regents.

     14.2 The Regents will use all reasonable efforts to amend any patent application to include claims requested by the Licensee and required to protect the Patent Products contemplated to be sold or Patent Method to be practiced under this Agreement.

     14.3 The Regents and the Licensee will cooperate in applying for an extension of the term of any patent included within Patent Rights, if appropriate, under the Drug Price Competition and Patent Term Restoration Act of 1984. The Licensee will prepare all such documents, and The Regents will execute such documents and will take such additional action as the Licensee may reasonably request in connection therewith.

     14.4 The Regents will, at the request of the Licensee, file, prosecute, and maintain patent applications and patents covered by Patent Rights in foreign countries if available. The Licensee must notify The Regents within seven months of the filing of the corresponding United States application of its decision to request The Regents to file foreign counterpart patent applications. This notice concerning foreign filing must be in writing and must identify the countries desired. The absence of such a notice from the Licensee to The Regents within the seven month period will be considered an election by the Licensee not to request The Regents to secure foreign patent rights on behalf of the Licensee. The Regents will have the right to file patent applications at its own expense in any country the Licensee has not included in its list of desired countries, and such applications and resultant patents, if any, will not be included in the licenses granted under this Agreement.

     14.5 All past, present and future costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications and all costs and fees relating to the preparation and filing of patents covered by Patent Rights in Paragraph 1.1 will be borne by the Licensee.
This includes patent preparation and prosecution costs for this Invention incurred by The Regents prior to the execution of this Agreement. Such costs will be due upon execution of this Agreement and will be payable at the time that the license issue fee is payable. The costs of all interferences and oppositions will be considered prosecution expenses and also will be borne by the Licensee. The Licensee will reimburse The Regents for all costs and charges within 30 days following receipt of an itemized invoice from The Regents for same.

     14.6 The obligation of the Licensee to underwrite and to pay patent preparation, filing, prosecution, maintenance, and related costs will continue for costs incurred until three months after receipt by either party of a Notice of Termination. The Licensee will reimburse The Regents for all patent costs incurred during the term of the Agreement and for three months thereafter whether or not invoices for such costs are received during the three-month period after receipt of a Notice of Termination. The Licensee may with respect to any particular patent application or patent terminate its obligations to the patent application or patent in any or all designated countries upon three months written notice to The Regents. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that the Licensee will have no further right or licenses thereunder.

     14.7 The Licensee will notify The Regents of any change of its status as a small entity (as defined by the United States Patent and Trademark Office) and of the first sublicense granted to an entity that does not qualify as a small entity as defined therein.

15.  PATENT MAKING.

     15.1 The Licensee will mark all Patent Products made, used, or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

16.  PATENT INFRINGEMENT.

     16.1 In the event that the Licensee learns of the substantial infringement of any patent licensed under this Agreement, the Licensee will call the attention of The Regents thereto in writing and will provide The Regents with reasonable evidence of such infringement. Both parties to this Agreement acknowledge that during the period and in a jurisdiction where the Licensee has exclusive rights under this Agreement, neither will notify a third party of the infringement of any of Patent Rights without first obtaining consent of the other party, which consent will not be unreasonably withheld. Both parties will use their best efforts in cooperation with each other to terminate such infringement without litigation.

     16.2 If the Licensee desires that Patent Rights be enforced against infringers, the Licensee either may request permission from The Regents to file suit against the infringement of Patent Rights or may request that The Regents take legal action against the infringement of Patent Rights. Such request must be made in writing and must include reasonable evidence of such infringement and damages to the Licensee. If the infringing activity has not been abated within 90 days following the effective date of such request, The Regents will have the right to elect to:

            16.2a   commence suit on its own account; or

            16.2b   refuse to participate in such suit and The Regents will
give notice of its election in writing to the Licensee by the end of the 100th day after receiving notice of such request from Licensee. The Licensee may thereafter bring suit for patent infringement if and only if The Regents elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where the Licensee had exclusive rights under this Agreement. However, in the event the Licensee elects to bring suit in accordance with this Paragraph, The Regents may thereafter join such suit at its own expense.

     16.3 Such legal action as is decided upon will be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby will belong to such party, provided, however, that legal action brought jointly by The Regents and the Licensee and participated in by both will be at the joint expense of the parties and all recoveries will be allocated in the following order: a) to each party reimbursement in equal amounts of the attorney's costs, fees, and other related expenses to the extent each party paid for such costs, fees, and expenses until all such costs, fees, and expenses are consumed for each party; and b) any remaining amount shared jointly by them in proportion to the share of expenses paid by each party.

     16.4 Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. Such litigation will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee.

17.  INDEMNIFICATION.

     17.1 The Licensee will (and require its sublicensees to) indemnify, hold harmless, and defend The Regents, its officers, employees, and agents; the sponsors of the research that led to the Invention; the inventors of any invention covered by patents or patent applications in Patent Rights (including the Patent Products and Patent Method contemplated thereunder) and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification will include, but will not be limited to, any product liability.

     17.2 The Licensee, at its sole cost and expense, will insure its activities in connection with the work under this Agreement and obtain, keep in force, and maintain insurance as follows: (or an equivalent program of self insurance).

     17.3 Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

            Each Occurrence  . . . . . . . . . . . . . . . . . . $5,000,000

            Products/Completed Operations Aggregate  . . . . . . $5,000,000

            Personal and Advertising Injury  . . . . . . . . . . $5,000,000

            General Aggregate (commercial form only)   . . . . . $5,000,000

It should be expressly understood, however, that the coverages and limits referred to under the above will not in any way limit the liability of the Licensee. The Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will:

            17.3a   Provide for 30 day advance written notice to The Regents
of any modification;

            17.3b   Indicate that The Regents has been endorsed as an
additional Insured under the coverages referred to under the above; and

            17.3c   Include a provision that the coverages will be primary
and will not participate with nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by The Regents.

     17.4 The Regents will promptly notify the Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 17 (Indemnification). The Licensee will keep The Regents informed on a current basis of its defense of any claims pursuant to this Article 17 (Indemnification).

18.  NOTICES.

     18.1 Any notice or payment required to be given to either party will be deemed to have been properly given and to be effective:

            18.1a   on the date of delivery if delivered in person;

            18.1b   on the date of mailing if mailed by first-class certified
mail, postage paid; or

            18.1c   on the date of mailing if mailed by any global express
carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice of payment; to the respective addresses given below, or to another address as designated in writing by the party changing its prior address.

In the case of the Licensee:       XXX
                                   XXX
                                   XXX, XXX XXX
                                   Telephone: XXX
                                   Facsimile: XXX
                                   Attention: XXX

     In the case of The Regents:        THE REGENTS OF THE UNIVERSITY
                                         OF CALIFORNIA
                                        Business Research Partnerships
                                        University of California, Los Angeles
                                        10945 LeConte Avenue, Suite 1401
                                        Los Angeles, CA 90095
                                        Telephone: 310-206-4401
                                        Facsimile:  310-206-3619
                                        Attention: Emily E. Waldron

19.  ASSIGNABILITY.

     19.1 This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns, but will be personal to the Licensee and assignable by the Licensee only with the written consent of The Regents. Any other attempt by Licensee to assign this Agreement is void unless Licensee obtains the prior written consent of The Regents.

20.  LATE PAYMENTS.

     20.1 In the event royalty payments, fees, or patent prosecution costs are not received by The Regents when due, the Licensee will pay to The Regents interest charges at a rate of ten percent (10%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by The Regents. Acceptance by The Regents of any late payment interest from the Licensee under this Paragraph 20 will in no way affect the provision of Article 21 (Waiver) herein.

21.  WAIVER.

     21.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent and/or similar breach or default.

22.  FAILURE TO PERFORM.

     22.1 In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then such legal action will be conducted in San Francisco, California, and the prevailing party will be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

23.  GOVERNING LAWS.

     23.1 THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

24.  GOVERNMENT APPROVAL OR REGISTRATION.

     24.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

25.  EXPORT CONTROL LAWS.

     25.1 The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Patent Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

26.  FORCE MAIEURE.

     26.1 The parties to this Agreement will be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any acts of God, catastrophes, or other major events beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lock-outs, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. However, any party to this Agreement will have the right to terminate this Agreement upon 30 days' prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes mentioned above and such inability continues for a period of one year. Notices will be subject to Article 18 (Notices).

27.  CONFIDENTIALITY.

     27.1 The Licensee and The Regents respectively will treat and maintain the proprietary business, patent prosecution, software, engineering drawings, process and technical information, and other proprietary information ("Proprietary Information") of the other party in confidence using at least the same degree of care as that party uses to protect its own proprietary information of a like nature for a period from the date of disclosure until five years after the date of termination of this Agreement. This confidentiality obligation will apply to the information defined as "Data" under the Secrecy Agreement, and such Data will be treated as Proprietary Information hereunder.

     27.2 All Proprietary Information will be labeled or marked confidential or as otherwise similarly appropriate by the disclosing party, or if the Proprietary Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as set forth above by the disclosing party, and delivered to the receiving party within 30 days after the oral disclosure as a record of the disclosure and the confidential nature thereof. Notwithstanding the foregoing, the Licensee and The Regents may use and disclose Proprietary Information to its employees, agents, consultants, contractors, and, in the case of the Licensee, its sublicensees, provided that any such parties are bound by a like duty of confidentiality.

     27.3 Nothing contained herein will in any way restrict or impair the right of the Licensee or The Regents to use, disclose, or otherwise deal with any Proprietary Information:

            27.3a   that recipient can demonstrate by written records was
previously known to it;

            27.3b   that is now, or becomes in the future, public knowledge
other than through acts or omissions of recipient;

            27.3c   that is lawfully obtained without restrictions by
recipient from sources independent of the disclosing party;

            27.3d   that is required to be disclosed to a governmental entity
or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency;

            27.3e   that is furnished to a third party by the recipient with
similar confidentiality restrictions imposed on such third party, as evidenced in writing; or

            27.3f   that The Regents is required to disclose pursuant to the
California Public Records Act or other applicable law.

     27.4 Upon termination of this Agreement, the Licensee and The Regents will destroy or return to the disclosing party proprietary information received from the other in its possession within 15 days following the effective date of termination. The Licensee and The Regents will provide each other, within 30 days following termination, with a written notice that Proprietary Information has been returned or destroyed. Each party may, however, retain one copy of Proprietary Information for archival purposes in non-working files.

28.  INFRINGEMENT UNDER DRUG PRICE COMPETITION ACT.

     28.1 In the event either party receives notice pertaining to any patent included within Patent Rights pursuant to the DRUG PRICE COMPETITION AND PATENT TERM RESTORATION ACT OF 1984, (Public Law 98-417, "the Act") including but not necessarily limited to notices pursuant to Sections 101 and 103 of the Act from persons who have filed an abbreviated NDA ("ANDA") or a "paper" NDA, or in the case of an infringement of Patent Rights as defined in
Section 271(e) of Title 35 of the United States Code, such party will notify the other party promptly but in no event later than ten days after receipt of such notice.

     28.2 If the Licensee wishes action to be taken against such infringement, as provided in the Act, the Licensee will request such action by written notice to The Regents. Within 30 days after receiving such request, The Regents will give written notice to the Licensee of its election to:

            28.2a   commence suit on its own account; or

            28.2b   refuse to participate in such suit. The Licensee may
thereafter bring suit for patent infringement as provided by the Act if and only if The Regents elects not to commence suit and if the infringement occurred during the period that the Licensee had exclusive rights in the

United States under this Agreement. However, in the event the Licensee elects to bring suit in accordance with this paragraph, The Regents may thereafter join such suit at its own expense.

     28.3 The provisions of Paragraphs 16.3 and 16.4 will likewise apply to any legal action brought under this Article 28.

     28.4 The Regents hereby authorizes the Licensee to include in any NDA for a Patent Product, a list of patents included within Patent Rights identifying The Regents as patent owner.

29.  MISCELLANEOUS.

     29.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     29.2 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it will be effective as of the date recited on page one.

     29.3 No amendment or modification hereof will be valid or binding upon the parties unless made in writing and signed on behalf of each party.

     29.4 This Agreement embodies the entire understanding of the parties and will supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The Secrecy Agreement specified in the Recitals in this Agreement and dated 3-31-98 is hereby terminated.

     29.5 In case any of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, but this Agreement will be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

     29.6 This Agreement has been negotiated and prepared jointly by both parties and shall not be construed for or against any party but shall be given a fair and reasonable construction in accordance with the intention of the parties.

     In witness whereof, both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the date and year hereinafter written.

                                          THE REGENTS OF THE UNIVERSITY
CYTOCLONAL PHARMACEUTICS, INC.                    OF CALIFORNIA


By:  /s/ Arthur P. Bollon                By:  /s/ Emily Waldron
     -----------------------------            -----------------------------
         (Signature)  8/6/98                      (Signature)  8/4/98


Name: Arthur P. Bollon                   Name:  Emily E. Waldron
     -----------------------------
      (Please Print)                     Title:  Technology Transfer Officer


Title:  Chairman &
        Chief Executive Officer
     -----------------------------